Exhibit 10.2
Amended and restated as of February 15, 2017

PLEXUS CORP.
2016 OMNIBUS INCENTIVE PLAN

1.	Introduction.

(a)
Purposes. The purposes of the 2016 Omnibus Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Performance Stock Awards, the grant of Other Stock Awards and the grant of Cash Incentive Awards, as described below.

(b)
Effect on Prior Plans. If the 2016 Omnibus Incentive Plan is approved by shareholders, no further awards will be granted under the Plexus 2008 Long-Term Incentive Plan (the “2008 Plan”). Awards granted previously under the 2008 Plan and its predecessors will remain in effect until they have been exercised or have expired and shall be administered in accordance with their terms and the relevant plan.

2.	Definitions.

(a)	“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)
“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Stock Award, Other Stock Award or Cash Incentive Award, as appropriate.

(c)
“Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder. The Corporation may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Grantee.

(d)	"Board” means the Board of Directors of Plexus Corp.

(e)	“Cash Incentive Award” means a cash incentive award under Article 9 of the Plan.

(f)
“Cause” means a violation of the Corporation’s Code of Conduct and Business Ethics, or substantial and continued failure of the employee to perform, which results in, or was intended to result in (i) demonstrable injury to the Corporation, monetary or otherwise or (ii) gain to, or enrichment of, the Grantee at the Corporation’s expense.

(g)
“Change in Control” means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

(h)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(i)	“Committee” means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.

(j)	“Common Stock” or “Stock” means the common stock of the Corporation having a par value of $.01 per share.

(k)	“Corporation” means Plexus Corp., a Wisconsin corporation.

(l)	“Disabled” means a permanent and total disability as described in Code Section 22(e)(3).

(m)
“Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share reported on any established stock exchange or national market system including without limitation the Nasdaq Stock Market and the New York Stock Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to (i) the reported closing price of such Stock on the Nasdaq Stock Market, the New York Stock Exchange or such other established stock exchange on such date, or if no sale of such Stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such Stock is not then listed on an exchange, the last trade price per share for such Stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such Stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee; provided that for purposes of a Stock Appreciation Right exercise, the actual trading price of the Stock at the time of SAR exercise shall be used to determine “Fair Market Value” on the exercise date.

(n)
“Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

(o)	“Grantee” means an individual who has been granted an Award.

(p)	“Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

(q)	“Non-Qualified Stock Option” means an option other than an Incentive Stock Option.

(r)	“Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

(s)	“Other Stock Award” means an Award described in Article 8.

(t)
“Performance Goal” means a performance goal established by the Committee prior to the grant of any Award that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments: income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (ROCE), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (EBIDTA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction. Such performance goals may be based solely by reference to the Corporation’s performance or the performance of an affiliate, division, business segment or business unit of the Corporation or any of its subsidiaries, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. In measuring the degree of attainment of a Performance Goal, Extraordinary Charges may be disregarded as determined by the Committee in its discretion or as provided in an Award Agreement. “Extraordinary Charges” means charges caused by any one of the following events creating negative adjustments to the attainment of a performance metric: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow-on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation's management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition.

(u)
“Performance Stock Award” means an Award under Article 7 of the Plan that is conditioned upon the satisfaction of pre-established Performance Goals. Performance Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Performance Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Performance Stock Units”).

(v)	“Plan” means the Plexus Corp. 2016 Omnibus Incentive Plan as set forth herein, as it may be amended from time to time.

(w)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

(x)
“Restricted Stock Award” means shares or units of Common Stock which are subject to restrictions established by the Committee. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”).

(y)
“Retirement” means separation from the Company on or after age 55 and after employment by the Company for at least five (5) consecutive years immediately prior to separation, unless otherwise stated in the individual award agreement.

(z)
“Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the Fair Market Value of one share of Common Stock on the Grant Date (the “exercise price”). An SAR settled in cash may be referred to as a “Cash Settled Stock Appreciation Right” and an SAR settled in Stock may be referred to as a “Stock Settled Stock Appreciation Right.”

3.	Shares Subject to Award.
Subject to adjustment as provided in Section 10(b) hereunder, the number of shares of Common Stock of the Corporation that may be issued under the Plan shall not exceed three million two hundred thousand (3,200,000) shares (the “Share Limit”), all of which may be issued in the form of Incentive Stock Options. No Grantee who is a non-employee director may receive Awards in a calendar year that exceed $300,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) and no Grantee who is an employee may receive Awards for more than 1,000,000 shares in any calendar year. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation or an independent agent in the open market for such purpose, or from any combination of the foregoing. The Share Limit shall be subject to the following rules and adjustments:

(a)
If an Award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares or payment of cash under the Award, then the shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

(b)
If shares are issued under any Award and the Corporation subsequently reacquires them because the Award has expired, is canceled, forfeited or otherwise terminated, then the shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

(c)
Shares subject to an Award shall not again be made available for issuance under the Plan if such shares are delivered to or withheld by the Corporation to pay the exercise price of an Option, or delivered to or withheld by the Corporation to pay the withholding taxes related to an Award.

4.	Administration of the Plan.
For purposes of the power to grant Awards to directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

(a)	grant Awards, to determine the terms of each Award, the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

(b)	interpret the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	determine the terms and provisions of the respective agreements (which need not be identical) by which Awards shall be evidenced;

(e)	make all other determinations deemed necessary or advisable for the administration of the Plan;

(f)	require withholding from or payment by a Grantee of any federal, state or local taxes;

(g)	impose, on any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Awards as the Committee shall deem appropriate;

(h)	treat any Grantee who retires as a continuing employee for purposes of the Plan; and

(i)	modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price.

Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.

5.	Options and Stock Appreciation Rights.

(a)	Participation.
Options and SARs may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries. In selecting the individuals to whom Options and SARs shall be granted, as well as in determining the number of Options and SARs granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if otherwise eligible, be granted an additional Awards if the Committee shall so determine.

(b)	Granting of Options and SARs.
The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option or SAR, to deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Award upon the terms and conditions specified under the Plan and in the form of the Award Agreement. The Award Agreement shall be dated as of the date of approval of the granting by the Committee. If the Grantee fails to accept the Award within 30 days after the date of its delivery to Grantee, the Award grant may be deemed withdrawn.
Where an Option has been granted under the provisions of the HM Revenue & Customs Approved Rules for UK Employees (the “Sub-Plan”) and the number of shares of Common Stock subject to that Option is limited by virtue of Rule 17 of the Sub-Plan, there shall be deemed to have been granted a separate Option (for the avoidance of doubt, not granted under the provisions of the Sub-Plan) on the same date and time and under the same terms for the number of shares of Common Stock in excess of the limit set out in Rule 17 of the Sub-Plan.

(c)	Exercise Price.
The exercise price of the Common Stock covered by each Option and SAR shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Section 10(b) hereof.

(d)	Designation.

(1)
Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation, a parent or a subsidiary corporation of the Corporation. No Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option exercise price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

(2)	Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.

(3)
Stock Appreciation Rights: The Committee may designate an Award as a Stock Appreciation Right, which is the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the exercise price for the SAR.

(e)	Non-transferability of Options and SARs.
Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

(f)	Substituted Options or SARs.
In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefore, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Section 5(d), if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Section 5(h) hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option. Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. Nothing in this Section 5(f) shall provide authority to substitute Awards in a manner which will have the effect of repricing Awards to a lower exercise price.

(g)	Vesting of Options and SARs.
The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable. No Option or SAR shall provide for vesting until the expiration of one year from the Grant Date; provided that the Option or SAR may provide for accelerated vesting if the Grantee terminates employment by reason of death, Disability or Retirement and the Committee may, on a discretionary basis, accelerate vesting in the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for Cause). No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option or SAR.

(h)	Exercise Periods.
Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods during which the Award may be exercised, no Option or SAR shall be exercisable after the earliest of:

(1)	in the case of an Incentive Stock Option:

a.
10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation,

b.	three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.
three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, Disability or Retirement (provided that such Option must be exercised within the time period prescribed by Section 422 of the Code to be treated as an Incentive Stock Option); or

d.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;

(2)	in the case of a Nonqualified Stock Option:

a.	ten (10) years from the date of grant,

b.	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, Disability or Retirement; or

d.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;

(3)	in the case of an SAR:

a.	seven (7) years from the date of grant,

b.	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.	one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or Disability,

d.	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s Retirement; or

e.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;
provided, that, unless otherwise provided in a specific Award Agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the Option or SAR was exercisable on the date of such cessation. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.

(i)	Method of Exercise.
To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:

(1)
Options: Options may be exercised in whole or in part from time to time as specified in the Option agreement. The exercise notice shall state the number of shares being purchased and be accompanied by the payment in full of the exercise price for such shares. Such payment shall be made in (i) cash, (ii) outstanding shares of the Common Stock beneficially owned by the Grantee, the Grantee’s spouse or both, (iii) with the approval of the Committee, or if the applicable Award Agreement so provides, by surrendering to the Corporation shares otherwise receivable upon exercise of the Option, or (iv) any combination of the foregoing. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

(2)
SARs:    SARs may be exercised in whole or in part from time to time as specified in the SAR agreement. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (1) the difference obtained by subtracting the exercise price of the SAR from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

6.	Restricted Stock Awards.
The Committee may grant Restricted Stock Awards to directors, officers and key employees of the Corporation and any of its subsidiaries. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee may condition the grant of Restricted Stock Awards upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock Awards upon such other conditions, restrictions and contingencies as the Committee may determine. A Restricted Stock Award must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a Grantee's death, Disability or Retirement. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(c)
Except to the extent otherwise provided in the applicable Award Agreement and (d) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee’s service for any reason.

(d)
In the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock Award.

(e)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock shall be issued to the Grantee.

(f)
A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends; provided that if the Restricted Stock Shares are subject to a performance condition any dividends will not be paid until, and only to the extent, the performance condition is satisfied and the Restricted Stock Shares vest. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in Stock shall be paid in the form of additional Restricted Stock Shares.

(g)
A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.

7.	Performance Stock Awards.
The Committee may grant Performance Stock Awards to officers and key employees of the Corporation and any of its subsidiaries. Performance Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Performance Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Performance Stock Units”). The Committee anticipates that the Performance Stock Awards will be subject to both a performance condition and a condition related to the Grantee's continued employment. The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares subject to the Award, the time or times within which such Awards will be subject to forfeiture and any other terms and conditions of the Awards. A Performance Stock Award must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a Grantee's death, Disability or Retirement. Performance Stock Awards shall be subject to the following terms and conditions:

(a)
The Performance Stock Awards will be conditioned upon the attainment of one or more preestablished, objective corporate Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. It is intended that any Performance Goal will be in a form that relates the Performance Stock Award to an increase in the value of the Corporation to its shareholders.

(b)
Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates. The preestablished Performance Goal must state, in terms of an objective formula or standard, the method for computing the number of shares earned or subject to further vesting conditions if the goal is attained.

(c)
Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the number of shares earned or subject to further vesting conditions.

(d)
The Performance Stock Awards may be conditioned upon such other conditions, restrictions and contingencies as the Committee may determine, including the Grantee's continued employment. The provisions of Performance Stock Awards need not be the same with respect to each recipient.

(e)	Until all conditions for a Performance Stock Award have been satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Award.

(f)
Except to the extent otherwise provided by the Committee and (g) below, the portion of the Performance Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(g)
In the event of hardship or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Performance Stock Award.

(h)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock for the Performance Stock Award shall be issued to the Grantee.
A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions. The Committee may provide that a Grantee receiving Performance Stock Shares or Performance Stock Units will receive payments in respect of any cash dividends with respect to the Performance Stock Award, but payable only when, and to the extent, the applicable performance conditions are satisfied and the Performance Stock Award vests.

8.	Other Stock Awards.

(a)
The Committee may grant Other Stock Awards to directors, officers and key employees of the Corporation and any of its subsidiaries. The Committee shall determine the Grantees to whom and the time or times at which Other Stock Awards will be made, the number of shares subject to the Award and any other terms and conditions of the Awards. Other Stock Awards may be granted as unrestricted shares of Common Stock or with a vesting period of less than one year; provided however, no more than 5% of the shares available for issuance pursuant to Awards may be granted as Other Stock Awards.

(b)	Other Stock Awards shall be evidenced in such manner as the Committee shall determine.

9.	Cash Incentive Awards.
The Committee may grant Cash Incentive Awards to officers and key employees of the Corporation and any of its subsidiaries. The Committee shall determine the employees to whom and the time or times at which Cash Incentive Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Incentive Award payable to an employee in any fiscal year shall not exceed $4,000,000. Cash Incentive Awards shall be subject to the following terms and conditions:

(a)
A Cash Incentive Award under the Plan shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(b)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.
This Plan does not limit the authority of the Corporation, the Board or the Committee, or any Subsidiary, to award bonuses or authorize any other compensation to any person.

10.	General Provisions.

(a)	Withholding.
The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. A Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, to use stock that would otherwise be issued to the Grantee for tax withholding purposes; provided that the shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Grantee’s applicable tax jurisdictions.

(b)	Effect of Change in Stock Subject to Plan.
In the event of a reorganization (other than a reorganization under bankruptcy or insolvency laws), recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee will make such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Options, SARs, Restricted Stock Awards, Performance Stock Awards and Other Stock Awards granted under the Plan as it may deem to be equitable. While the Committee must make such an adjustment, the determination by the Committee as to what is equitable shall be at its discretion. Notwithstanding, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised Option and SAR pursuant to either clause (1) or (2) below:

(1)
Appropriate provision may be made for the protection of such Option and SAR by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(2)
The Committee may cancel such Award. In the event any Option or SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of the Fair Market Value per share of the Stock immediately preceding the cancellation over the exercise price, multiplied by the number of shares subject to such Option or SAR. In the event any other Award is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or Stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event. No payment shall be made to a Grantee for any Option or SAR if the exercise price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event.

Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options, SARs and Restricted Stock Awards then outstanding shall become immediately vested or exercisable upon the date of the Change in Control; provided, however, that the vesting of any Award subject to Performance Goals shall be governed by the applicable Award Agreement. Further, the Committee shall have the right to cancel such Options or SARs and pay the Grantee an amount determined under (2) above.

(c)	Liquidation.

Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled.

(d)	No Employment or Retention Agreement Intended.
Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

(e)	Shareholder Rights.
Grantee shall not, by reason of any Awards granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by the Awards until shares of Stock have been issued to Grantee.

(f)	Controlling Law.
The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

(g)	Award Deferral.
The Committee may permit a Grantee to elect to defer payments of Restricted Stock Awards, Performance Stock Awards, Other Stock Awards and Cash Incentive Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A. Any deferrals shall be subject to the terms of the applicable deferred compensation plan.

(h)	Clawback.
The Awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar requirements of applicable law or exchange rules, any of which could in certain circumstances require repayment or forfeiture of Awards or any shares or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

(i)	Section 409A Compliance.
To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Award with applicable Code provisions and regulations relating to Code Section 409A. The payment of an Award that is subject to Code Section 409A shall not be accelerated upon a Change in Control unless such event also constitutes a change in control event under Code Section 409A. If a Grantee is a “specified employee” as defined under Code Section 409A and the Grantee’s Award is to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Grantee’s Award that would otherwise be settled during the six-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Grantee’s death if it occurs during such six-month period).

(j)	Indemnification.
In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(k)	Use of Proceeds.
The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

(l)	Amendment of the Plan.
The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.

(m)	Effective Date of Plan.
The Plan shall become effective on the date it is approved by the shareholders of the Corporation (the “Effective Date”).

(n)	Termination of the Plan.
The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan.